Exhibit 10.4

[ClubCorp Logo]

December 21, 2009

Dear Blake:

We are delighted to extend you an offer to become the newest addition to our team. This letter outlines the terms of our offer regarding your employment with ClubCorp USA, Inc.

This offer of employment is contingent upon the successful completion of a background check according to ClubCorp’s Background Check Policy.  If you begin employment prior to the completion of the background check, we reserve the right to terminate your employment based upon background check results.

You will begin your employment with ClubCorp on January 11, 2010, as Chief Development Officer, reporting directly to the President & CEO, Eric Affeldt, and be a member of ClubCorp’s Executive Committee.  You will be paid at the biweekly base rate of $11,538.46 (annualized rate $300,000.00).

As with all other salaried Employee Partners, you will be required to take two weeks of Unpaid Time Off (UTO) in 2010, and schedule the same (in non-consecutive one-week increments) with Eric’s approval.

Other Compensation

You will be eligible to earn additional compensation based upon your overall performance and the successful acquisition of golf and country clubs or other such assets; provided, however, the decision to acquire any properties and/or assets is subject to the approval of ClubCorp’s Board of Directors in its sole and absolute discretion.  The terms and amounts of such variable compensation will be determined based upon the nature and value of each property or asset to be acquired. For illustration purposes, a $5mm gross purchase price for an asset would include a 3% success fee of which a portion may be reserved for a period of time to determine the post-closing value of the asset, to be allocated amongst your departmental personnel, subject to the final approval of ClubCorp’s CEO.

ClubCorp Health Benefit Plans, Investment Plan, & Vacation Time

You will be eligible for health, life, dental, vision, flexible spending accounts and long-term disability benefits on your six-month anniversary. To enroll, you will need to call/or complete the necessary paperwork, if applicable, prior to your six-month anniversary. Your elections will be effective on the day you complete six-months of continuous service.  Dependent medical and dental coverage will also be available.  Additionally, you will be eligible to participate in our Investment Plan six months from your date of employment.

You will earn three (3) weeks of vacation each year beginning with the date of hire and each subsequent anniversary date.  The vacation earned is subject to the policies stated in the employee handbook.

COBRA Reimbursement

You will be reimbursed for COBRA payments for six months equal to the difference between what you would normally pay for ClubCorp health benefits and your out-of-pocket costs for COBRA.  The reimbursement will be paid in lump sum once you evidence your COBRA election and associated payments.

Club Membership

During your employment, you will receive club membership privileges at a local ClubCorp club of your choice with the intiation payment and monthly dues waived.  This membership is non-transferable.  You will also receive executive-level Associate Clubs privileges.

MPI and Equity

You will be eligible to participate in ClubCorp’s parent company management profits interest program (MPI) and will be awarded 500 Class B Units based on the valuation as of December 31, 2009, and subject to your continued employment with ClubCorp will vest over 5 years as follows:  40% on January 11, 2012; 60% on January 11, 2013; 80% on January 11, 2014; and 100% on January 11, 2015.  Class B Units represent the ability for senior management to earn profits interests in the parent company and are subject to vesting, forefeiture, repurchase, coversion and other terms as set forth in the operative documents and further details will be addressed by separate cover.

We can also discuss your ability to purchase a certain number of class A Units (also valued as of December 31, 2008).  Class A Units represent purchased equity in ClubCorp’s parent company.

Additional Acknowledgement & Agreement Requiring Your Signature

This letter is not a contract of employment for any specified period of time. You understand that your employment is at-will, regardless of any oral or written statements to the contrary, and may be terminated at any time for any reason by either you or the Company.

Enclosed is a copy of a Confidentiality and Non-Solicitation Agreement for your signature.

If the terms set forth in this offer letter are is in agreement with discussions held, please sign two copies, retaining one (1) copy for your records and returning the additional copy to me on or before December 24, 2009.  If you have any questions, please do not hesitate to call.

Sincerely,

Ingrid J. Keiser

Ingrid J. Keiser

EVP - People Strategy & General Counsel

Enclosures

Agreed to this 21st day of December, 2009

/s/ Blake Walker
Blake Walker